Exhibit 10.2

THIRD AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amended Executive Employment Agreement (the “Agreement”) is entered into by and between IXYS Corporation (the “Company”), a Delaware corporation, and Uzi Sasson (“Executive”), effective as of August 1, 2015 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to that certain Second Amended Executive Employment Agreement effective as of July 16, 2012, which is modified and superseded by this Third Amended Executive Employment Agreement; and

WHEREAS, the Company desires to continue and extend the employment of Executive under mutually satisfactory terms and conditions, and the Executive desires to be employed by the Company, under the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT BY THE COMPANY. The Company hereby employs Executive to render full-time services to the Company as its President. Executive shall have responsibilities, duties and authorities that are customarily associated with such position, and such duties that are assigned by the Company’s Board of Directors (the “Board”). The Executive acknowledges that the Board may delegate to a committee of the Board any matter referred to in this Agreement as being for the Board’s determination.

2. COMPENSATION, VACATION AND BENEFITS.

2.1 The Company agrees to pay Executive an annual base salary in the amount of $395,000.00, payable every two weeks. Notwithstanding the foregoing, with the Executive’s consent, such salary may be temporarily reduced as part of a salary reduction program affecting multiple employees. The Executive shall be considered for an annual performance bonus on such terms and conditions as the Board shall determine in its sole discretion. The Executive’s performance, and his base salary and bonus arrangement will be reviewed by the Board from time to time, as the Board determines in its sole discretion. Executive shall be eligible for stock options and/or restricted stock grants, as determined by the Board in its sole discretion.

2.2 Executive’s paychecks will be distributed pursuant to ordinary business practice, and shall be subject to ordinary payroll deductions and tax withholdings. The Company also agrees to provide Executive with benefits consistent with Company policy for senior executives. Details about these benefits are set forth in the employee handbook and summary plan descriptions, copies of which have been provided to Executive. Unless the context otherwise requires, as used in this Agreement, “benefits” does not include any rights to the Company’s equity securities (whether stock options, restricted stock units, stock awards or other).

2.3 In addition to the benefits provided to Executive pursuant to subsections 2.1 and 2.2 hereof, the Company shall:

(a) pay, or reimburse Executive, for all reasonable costs of a yearly medical exam of Executive by a physician of his choice prior to the 15th day of the third month following the end of the applicable fiscal year with respect to which such amount is payable;

(b) maintain term life insurance (without a buildup of equity) in the amount of $2,000,000 on the life of the Executive payable to such beneficiary or beneficiaries as Executive may designate from time to time;

(c) pay, or reimburse Executive, for the services of a personal tax and/or investment advisor, not to exceed $2,000 per year, prior to the 15th day of the third month following the end of the applicable fiscal year with respect to which such amount is payable;

(d) at the Board’s discretion, either (i) provide Executive with a car of such make and model as Executive and Board shall agree is commensurate with Executive’s position with the Company, including gas, insurance for such car and reasonable maintenance thereof or (ii) pay Executive a monthly allowance for a car on an economic basis comparable to (i); provided, however, that Executive shall at all times (x) comply with all policies of the Company from time to time in effect with respect to the maintenance and operation of motor vehicles, and (y) maintain a valid driver’s license; and

(e) provide Executive with 15 working days of annual vacation during each year.

3. EMPLOYEE HANDBOOK. By signing this Agreement, Executive acknowledges that he has received and read the Company’s employee handbook. Executive agrees to abide by all company policies and procedures. Notwithstanding the foregoing, if there shall be any conflict between this Agreement and such employee handbook, the terms of this Agreement shall govern.

4. TERMINATION OF EMPLOYMENT.

4.1 AT WILL. This Agreement does not provide for a minimum term of employment and Executive may be terminated by the Company at will.

4.2 COMPANY INITIATED TERMINATION.

(a) In the event the Company terminates Executive’s employment without cause, but not for reasons of Disability or death, Executive shall receive as severance a one-time payment equal to one month of his then annual salary multiplied by the number of calendar years (a fraction of a year shall be paid on a prorated basis) of Executive’s service with the Company, but not less than twelve months and not to exceed a total of eighteen months, payable within fifteen (15) days of such termination or such longer period of time that Executive has to make effective the release required by this Section 4.2 (a). In addition, the Company shall pay in one lump sum the amounts payable pursuant to COBRA for Executive’s health insurance for the eighteen calendar months following such termination. No other benefits or payments shall be provided. The Company’s obligation to make any payment or provide any benefit under this Section 4.2 (a) is conditioned upon the execution and delivery by the Executive of a release in favor of the Company in the form attached hereto as Exhibit A specifically referencing this Section 4.2 (a) within 60 days of the date of termination (the “Release Period”). In the event the Release Period begins and ends in different taxable years, the amounts payable to Executive under this Section 4.2(a) shall be paid in the later of the two calendar years. For purposes of this Agreement, termination of Executive’s employment shall mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated under the Code or any successor regulations.

(b) In the event Executive’s employment is terminated at any time with cause, all of Executive’s compensation and benefits will cease immediately, and Executive shall not be entitled to any severance benefits and all other benefits provided hereunder shall cease as of such termination. For purposes of this Agreement, “cause” shall mean (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) commission of an act of material dishonesty in connection with responsibilities as an employee; (iii) repeated failure, in the reasonable judgment of the Board, to substantially perform assigned duties or responsibilities as an employee as directed or assigned by the Chief Executive Officer or the Board (other than a failure resulting from Disability) after written notice thereof to Executive from the Company describing in reasonable detail the factual basis of Executive’s failure to perform such duties or responsibilities and Executive having had the opportunity to address the Board or the Chief Executive Officer, as determined by the Board, regarding such alleged failures and Executive’s failure to remedy said non-performance to the Company’s satisfaction within 60 days of receiving written notice; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) engagement in gross misconduct and such misconduct is materially harmful to the Company; (vi) failure to comply with the terms of any written Company policy or rule as they may be in effect from time to time during employment and such failure is materially harmful to the Company; (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation; or (viii) breach of this Agreement, the Proprietary Information Agreement, or any other agreements with the Company including, but not limited to agreements regarding confidentiality or proprietary information, and such failure is materially harmful to the Company. Physical or mental disability shall not constitute “cause”. Failure to accomplish corporate financial and management goals shall not constitute “cause”.

(c) In the event Executive suffers and continues to suffer a disability that renders him unable to perform the essential functions of his position, for three months within any six-month period (“Disability”), the Company shall, for eighteen months commencing at the conclusion of such three-month period of disability, (i) continue to pay Executive his annual base salary, (ii) continue to provide Executive’s health insurance and (ii) maintain life insurance in the manner and in the amount set forth in Section 2.3(b) hereof. If upon the conclusion of the eighteen-month period, Executive remains unable to perform the essential functions of the job, or the Company has no suitable vacant position for him, Executive’s employment shall be terminated.

4.3 EXECUTIVE INITIATED TERMINATION. Executive may voluntarily terminate his employment with the Company at any time by giving the Board 60 days written notice. In the event Executive voluntarily terminates his employment with the Company, all of Executive’s compensation and benefits will cease as of such termination date. Executive acknowledges that he will not receive any severance pay or benefits, except as defined in the Employee Handbook, and except as specified in this Agreement at Section 5.2 if applicable, upon such voluntary termination.

4.4 LIMITATION ON COMPENSATION. Except as expressly provided in Section 4.2 or Section 5.2, Executive will not be entitled to any other compensation, severance, pay-in-lieu of notice or any such compensation.

5. CHANGE OF CONTROL.

5.1 DEFINITIONS.

For purposes of this Agreement, a “Change of Control” shall mean:

(a) any merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity or its ultimate parent immediately after the merger or consolidation;

(b) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing at least a majority of the total voting power of all of the then outstanding voting securities of the Company, other than a third party affiliated with the Company as of the date of this Agreement; or

(c) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

For purposes of this Agreement, “good reason” for voluntary termination shall mean: (i) reduction of Executive’s rate of salary compensation as in effect immediately prior to the Change of Control by more than five percent; (ii) failure by the Company to pay or provide the Executive when due any compensation, benefits or perquisites to which the Executive is entitled pursuant to this Agreement or any other plan, contract or arrangement in which the Executive participates or is entitled to participate, after written notice thereof to Company from Executive describing in reasonable detail the factual basis of the Company’s failure to perform such obligation and the Company’s failure to remedy such non-performance within 60 days of receiving written notice; (iii) change in Executive’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive (it being understood that the fact that the Company is no longer a public company or an ultimate parent entity shall not be a basis for diminution) and excluding for this purpose those duties that Executive may be performing that are in the nature of duties performed by a chief financial officer; (iv) request that Executive relocate to a worksite that is more than 35 miles from his prior worksite, unless Executive accepts such relocation opportunity; (vi) failure or refusal of the successor company to assume the Company’s obligations under this Agreement; or (vii) material breach by the Company or any successor company of any of the material provisions of this Agreement.

5.2 OPERATIVE PROVISIONS

(a) In the event of Executive’s termination of employment hereunder either by the Company without cause, or by Executive for good reason, but not for reasons of Disability or death, within one year following a Change of Control and Executive has provided notice to the Company of such good reason within ninety (90) days of its initial occurrence and the Company has had at least thirty (30) days thereafter to cure the good reason event and has failed to do so, he shall be entitled to receive a cash payment in one lump sum, payable within 15 days of such termination or such longer period of time that Executive has to make effective the release required by Section 5.2 (e) of this Agreement (the “Section 5.2 Payment Date”), equal to two times his average total annual cash compensation, including base salary and bonus, of the prior three years. The average of the prior three years (“Average”) shall be computed by dividing by three the sum of all cash compensation he received from the Company during the three years prior to the termination. Section 4.2 (a) shall not have any application in the event of a termination covered by this Section 5.2(a).

(b) In the event of Executive’s termination of employment hereunder either by the Company without cause, or by Executive for good reason, but not for reasons of Disability or death, within one year following a Change of Control and Executive has provided notice to the Company of such good reason within ninety (90) days of its initial occurrence and the Company has had at least thirty (30) days thereafter to cure the good reason event and has failed to do so, Executive shall continue to receive all employment benefits as defined in Sections 2.2 and 2.3 above (excluding 2.3 (e)), or their equivalent where benefit plan participation by Executive is not available, for eighteen (18) months following the termination.

(c) In the event of Executive’s termination of employment hereunder either by the Company without cause, or by Executive for good reason, but not for reasons of Disability or death, within one year following a Change of Control and Executive has provided notice to the Company of such good reason within ninety (90) days of its initial occurrence and the Company has had at least thirty (30) days thereafter to cure the good reason event and has failed to do so, the vesting of all shares of Company stock covered by options, restricted stock, stock appreciation rights or other stock rights, in each case granted to Executive by the Company, shall be accelerated on the Section 5.2 Payment Date such that all such unvested shares or rights shall become vested as of such date.

(d) For purposes of this Agreement, termination of Executive’s employment shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations promulgated under the Code or any successor regulations.

(e) The Company’s obligation to make any payment or provide any benefit or vest any options or other stock rights under this Section 5.2 is conditioned upon the execution and delivery by the Executive of a release in favor of the

Company in the form attached hereto as Exhibit A specifically referencing Section 5.2 within the Release Period. In the event the Release Period begins and ends in different taxable years, the amounts payable to Executive under Section 5.2 shall be paid in the later of the two calendar years.

6. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service, to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance herein):

If to the Company:

IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035

Attention:  Chairman of the Compensation

 Committee of the Board of Directors

If to Executive:

Uzi Sasson

c/o 1590 Buckeye Drive

Milpitas, CA 95035

7. ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by final and binding arbitration under the procedures set forth in Exhibit B to this Agreement, which exhibit is incorporated herein by reference, and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit B).

8. CERTAIN REDUCTIONS IN PAYMENTS OR BENEFITS. Executive and the Company hereby agree as follows:

8.1 Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other benefit provided by the Company to or for the benefit of Executive (whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise) (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, in accordance with this Section 8, such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Executive’s receipt of Payments that are greater than the net amount Executive would receive (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that Executive’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized. If, notwithstanding any reduction described in this Section 8 (or in the absence of any such reduction), the IRS determines that a Payment is subject to the Excise Tax (or subject to a different amount of the Excise Tax than determined by the Company or Executive), then Section 8.3 shall apply. If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.

8.2 All determinations required to be made under this Section 8 shall be made by the Company’s independent auditors. Such auditors shall provide detailed supporting calculations both to the Company and Executive. Any such determination by the Company’s independent auditors shall be binding upon the Company and Executive. The Payments, including without limitation any option acceleration benefits provided under this Agreement or otherwise (“Option Benefits”), shall be eliminated or reduced consistent with the requirements of this Section 8, first by eliminating or reducing cash payments and then by eliminating or reducing the number of Company shares or options that vest. Within five business days following a determination pursuant to this Section 8.2, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

8.3 As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company’s independent auditors hereunder, it is possible that Option Benefits or other Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Option Benefits or other Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Company’s independent auditors, based upon the assertion of a deficiency by the IRS against Executive or the Company which the Company’s independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid to the Company; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Company’s independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

9. OTHER TAX MATTERS. Notwithstanding the other provisions of this Agreement, to the extent that any amounts payable to Executive pursuant to this Agreement would not be deductible by the Company for federal income tax purposes on account of the limitations of Section 162(m) of the Code, the Company may defer payment of such amounts to the earliest subsequent calendar year in which the Company reasonably anticipates that payment of such amounts would be deductible by the Company in accordance with Section 409A of the Code and Section 1.409A-2(b)(7)(i) of the regulations thereunder. This Agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent.

10. TERM. The term of this Agreement is from the date hereof until July 31, 2018.

11. GENERAL.

11.1 ENTIRE AGREEMENT. This Agreement sets forth the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements.

11.2 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Executive’s duties under this Agreement, Executive agrees not to delegate the performance of his duties under this Agreement without the prior consent of the Board.

11.4 APPLICABLE LAW; CLAWBACKS. This Agreement shall be deemed to have been entered into and shall be construed in accordance with the laws of the state of California as applied to contracts made and to be performed entirely within California. Executive agrees and acknowledges that any compensation paid to Executive by the Company, whether heretofore or hereafter, is subject to clawback by the Company under any rule adopted, from time to time, by the U.S. Securities and Exchange Commission or any stock exchange on which the Company’s stock is traded.

11.5 HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.6 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Executive Employment Agreement to be executed as follows:

Uzi Sasson,		IXYS Corporation,
An individual		a Delaware Corporation

/s/ Uzi Sasson		By:	/s/ James Thorburn
James M. Thorburn, Chairman of the Compensation Committee of the Board of Directors

Date:	August 28, 2015	Date:	8-28-15

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is entered into by and between Uzi Sasson (hereinafter “Executive”) and IXYS Corporation, a Delaware corporation (hereinafter the “Company”), in accordance with the severance provisions set forth in Section [    ] of the Third Amended Executive Employment Agreement, effective as of August 1, 2015, entered into by and between Executive and the Company (the “Employment Agreement”).

1. Separation of Employment. Effective                     , Executive shall no longer be employed by the Company in any capacity.

2. Separation Pay. In accordance with the Employment Agreement, the Company shall pay to Executive the severance benefits as provided in Section [    ] of the Employment Agreement.

3. No Admission of Liability. This Agreement does not constitute an admission of any kind by the Company.

4. Release of Known Claims By Executive. In exchange for the payments and agreements contained in this Agreement, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Agreement.

5. Release of Unknown Claims By Executive. Executive further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This release of claims shall be construed as broadly as possible under applicable law but shall not include any claim for indemnification under California Labor Code Section 2802 or California Corporations Code Section 317 or any other claim the release of which would violate California or federal statutory law or the public policy of the State of California.

6. Knowing and Voluntary. Executive represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the severance benefits promised to Executive herein. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

7. Execution of Agreement. Executive expressly acknowledges that he has been provided twenty-one (21) days to consider this Agreement form the Company and that he was informed that he had the right to consult with counsel regarding this Agreement, and that he has had the opportunity to consult with counsel. To the extent that Executive has taken fewer than twenty-one (21) days to consider this Agreement, Executive acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.

8. Revocation. This Agreement is revocable by Executive for a period of seven calendar days following his execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following the execution of this Agreement. This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Executive’s execution of this Agreement.

9. Release of Known Claims by the Company. In exchange for the agreements contained in this Agreement, the Company agrees unconditionally and forever to release and discharge Executive, as well as his attorneys, agents, assigns and representatives from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which it may now have, or ever have, whether known or unknown, of any nature arising out of or in any way relating to Executive’s employment with, or separation from the Company on or before the date of the execution of this Agreement.

10. Release of Unknown Claims by the Company. The Company further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

11. Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

12. Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration under the procedures set forth in Exhibit B to the Employment Agreement, which exhibit is incorporated herein by reference, and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit B).

13. Confidentiality. Executive agrees not to disclose the existence of this Agreement or any of its terms to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof. Executive further agrees to keep this Agreement and all of its terms strictly confidential and agrees that he will inform any such attorneys, accountants and immediate family members about this confidentiality provision.

14. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

15. Modification. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

16. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

17. Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18. Entire Agreement/Integration. This Agreement and any confidentiality, proprietary information, or inventions agreements signed by Executive during his employment with the Company (all of which survive the termination of the employment relationship) constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

[Signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE

Dated:
Uzi Sasson

Address:

IXYS CORPORATION

Dated:	By:
OFFICER OF THE COMPANY

Exhibit B

ARBITRATION PROCEDURE

1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

3. The arbitration shall be conducted by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of arbitration, unless compelled by legal process.

4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and vice president of JAMS shall designate the arbitrator.

5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within 15 days of the date of that party’s written demand for arbitration or on the first available date thereafter on the arbitrator’s calendar. The arbitration hearing shall be held within 30 available date thereafter on the arbitrator’s calendar. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief at any time, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demands for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within 15 days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedure set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

7.	It is the intent of the parties that the Federal Arbitration Act (“FAA”) shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act (“CAA”) shall apply.

8.	The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

9.	Each party shall pay its pro rata share of the arbitrator’s fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Notwithstanding the foregoing, in no event shall the cost to Executive exceed the cost in a court of law or equity. Each party shall pay its own attorneys’ fees, witness fees and other expenses incurred for its own benefit.

10.	The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.